Exhibit 10.26

EMPLOYMENT AGREEMENT
Stephen Spalding

THIS EMPLOYMENT AGREEMENT ("Agreement") is made to be effective as of the 12th day of August, 2010 (“Starting Date”) between PAXTON ENERGY, INC., a Nevada corporation (“Paxton”), and STEPHEN SPALDING (“Employee”).

For good and valuable consideration, the parties agree as follows:

1.      Hiring.  Paxton hereby hires and employs Employee, and Employee accepts such hiring, as a full-time regular employee of Paxton and agrees to perform the duties specified below on the terms and conditions hereafter described.

2.      Duties.  Employee agrees, to the extent of the time commitment set forth below, to devote Employee’s undivided attention to the performance of the following services to Paxton:

A.           Employee shall be a full-time regular employee and shall devote at least eighty percent (80%) of each work week of 40 hours per week on behalf of Paxton. Paxton acknowledges that Employee serves as an officer, director, and consultant to other companies and teaches various business classes (“Outside Activities”).  Employee may spend time involved with such “Outside Activities” provided he does so in a way to fit into the time requirements of tasks to be performed for Paxton and does so without interference with Employee’s responsibilities and duties to Paxton.  Employee agrees to disclose to the board of directors upon request and from time to time the nature and complete details of all of his Outside Activities.

B.           Employee shall act initially as and shall have the title of Chief Financial Officer of Paxton.  Employee shall perform the variety of tasks within the scope of Employee’s title, including those described in the Bylaws of Paxton, and shall have the responsibility, subject to the direction of the chief executive officer, to oversee financial affairs of Paxton, including regulatory, SEC and SOX compliance, shall assist in the preparation and implementation of Paxton’s business plan and budget, and shall carry out duties and responsibilities customarily associated with the position of Chief Financial Officer.  Employee shall interface with other officers, employees, accountants, and consultants of Paxton regarding the implementation of the various initiatives undertaken by Paxton.

C.           Employee shall comply with Paxton’s written policies set out in Paxton’s Employee Handbook and Paxton’s Code of Ethics.  Employee acknowledges that such policies, from time to time, may be changed subject to giving notice to Employee.

D.           Although the principal office of Paxton is located in Carson City, Nevada, Paxton’s main business activities are located in Kentucky, New Mexico, and other states; thus Employee may work remotely from the principal office.

E.           Employee shall account for any and all property of Paxton that may come into Employee's possession in the course of the employment, and at the termination, Employee agrees to turn in and settle for all such property.

F.           Employee hereby grants to Paxton the right to use Employee’s name, picture, and curriculum vitae in connection with any brochures, web sites, slide presentations, offering memoranda, and other materials describing Paxton and Employee as part of the management team.

G.           Paxton, by action of the board of directors, reserves the right to change, either by increasing or decreasing, the duties of Employee and to designate other duties and responsibilities of Employee within the general scope of the foregoing.

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3.    Term and Termination.

A.      The term of this employment agreement (the “Term”) shall commence on August 12, 2010 and shall continue on a calendar month to month basis thereafter, subject to termination under the provisions set forth below. The parties acknowledge that this relationship is “at will,” which means that either party can terminate the relationship with or without cause at any time upon notice to the other party.  No oral or written modifications, express or implied, may alter or vary the terms of this “at will” employment unless specifically documented by a written agreement signed by Employee and by the CEO of Paxton.  Any representations to the contrary, express or implied, written or oral, are hereby disclaimed.

B.      Either Employee or Paxton may terminate this agreement and the “at will” employment relationship for any or no reason by giving the other party written notice of termination.

4.      Compensation.  A. Paxton shall pay Employee for the services rendered hereunder during the Term a Base Salary of Ten Thousand Dollars and 00/100 ($10,000.00) per month for Employee’s commitment to Paxton (“Base Salary”).  The Base Salary shall be payable as current salary in two semimonthly installments for work performed from the 1st to the 15th day and from the 16th day to the last day of each calendar month.  If the Term begins on a day other than the 1st or ends on a day other than the last day of a month, Base Salary for such month shall be prorated based on the number of days of the Term in such month. Employee acknowledges that Paxton is in the process of raising capital in order to carry out the business plan currently in effect.  In the event Paxton is unable to obtain sufficient funding in order to pay the Base Salary during the initial months of the Term of this agreement, Employee agrees that the Base Salary for such months may be accrued and shall be paid to Employee over a period as soon as practical, but in no event later than December  15, 2010.

B.      Paxton has adopted a stock option plan entitled the Paxton, Inc. 2010 Stock Option Plan (the “Option Plan”).  Grants of options are made by the board of directors or by an administrative committee contemplated under the Option Plan.  In addition to Compensation payable in cash, Paxton shall recommend to the administrative committee that Employee be granted the right to purchase up to three million (3,000,000) shares of the Paxton’s common stock at a price to be designated by the committee  or by the board of directors on the date of grant.  The grant will be subject to the terms of the Option Plan and the stock option agreement granting the option and shall vest as follows: one-third of the option shares granted shall vest on the six (6) month anniversary following the date of commencement of employment and the remaining option shares vest on a monthly basis over the following twenty-four (24) months.

C.      Paxton’s payroll, fringe benefits other than the Option Plan, and human resource management services are expected to be provided through a professional employer organization (“POE”).  Under Paxton’s arrangement with the POE, and to take advantage of the POE’s benefit package, Employee’s employer of record for purposes of payroll, fringe benefits, and human resource matters may be the POE; however, the board of directors of Paxton or a Compensation Committee established by the board shall be responsible for overseeing Employee’s work and reviewing Employee’s performance.  Employee will execute forms and agreements provided by the POE to accomplish these purposes and to gain access to the POE’s website for Paxton.

D.      Employee shall be entitled to the fringe benefits provided by Paxton to its regular employees, such as paid vacation time, sick leave, and medical and dental insurance on the terms and as described in the Employee Handbook and in the Paxton dedicated POE website and on-line self-service portal. No representation is made whether any of these fringe benefits will continue to be offered on the same basis.  Benefits may be changed from time to time by Paxton, provided changes apply uniformly to all regular employees.

E.      Paxton’s board of directors or a Compensation Committee appointed by the board of directors shall review Employee’s Base Salary, his Incentive Compensation, and other benefits not less frequently than every twelve months.  Following such review, the board or the Compensation Committee may in its discretion increase (but shall not be required to increase) Employee’s Base Salary, Incentive Compensation, and other benefits, but may not decrease Employee’s Base Salary and Incentive Compensation during the time he serves as Chief Financial Officer.  The amount of such adjustment shall be effective upon the execution of either a written amendment to this Agreement or a Paxton, Inc. Payroll Data Change form.  As a salaried exempt employee, Employee will not be entitled to additional compensation for any over-time additional hours worked to complete assignments or work when reasonably required by business needs.

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F.      Employee acknowledges and agrees that: (i) payments made to Employee pursuant to Employee’s employment by the Paxton shall be subject to withholding of applicable taxes; (ii) Employee shall be obligated to report as income all compensation received by Employee pursuant to this Agreement; and (iii) Employee shall pay all applicable taxes due on such compensation in the case of under-withholding by the Paxton.

G.      Paxton shall reimburse Employee for all reasonable, authorized expenses incurred in furtherance of, or in connection with, Employee’s performance of the Services, in accordance with the Paxton's expense reimbursement policies as in effect from time to time.

5.  Indemnification.  A. To the maximum extent permitted by law and its Bylaws, Paxton agrees to indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for Paxton. To the same extent, Paxton will pay, and subject to any legal limitations, advance all expenses, including reasonable attorney fees and costs of settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit, or proceeding and in connection with any appeal, which has been brought against Employee by reason of his service as an officer or agent of Paxton.

B. Paxton shall obtain and maintain directors’ and officers’ liability insurance in a limit of at least $5.0 million and employment practices liability covering Employee.  Employee shall be entitled to the protection of any such insurance policies against all costs, charges, and expenses in connection with any action, suit, or proceeding to which Employee may be made a party by reason of his affiliation with Company

6.      Notices.  Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be deemed given: (i) when personally delivered; (ii) one (1) business day after timely delivery to Federal Express, United Parcel Service or other courier for overnight delivery, charges prepaid; (iii) at the earlier of its receipt or five days after deposit in a regularly-maintained receptacle for the deposit of the United States mail, first-class postage prepaid, addressed as described below; or (iv) using the electronic mail addresses set forth on the signature page or assigned by Paxton to employee, upon confirmation that the notice has been transmitted successfully to the receiving party’s electronic mail address, subject to the limitations set forth in any other applicable statute. In the event of any conflict between the mailing address or the electronic mail addresses set forth below and those in the books and records of Paxton, copies of the notices and communications shall be sent all such addresses and numbers. Either party may change any such address or electronic mail address for notice purposes by a notice given in this manner.

 7.      Assignment.   This Agreement shall not be terminated as a result of Paxton’s voluntary or involuntary dissolution or any merger in which Paxton is not the surviving or resulting corporation, or any transfer of all or substantially all of Paxton’s assets.  In the event of any such merger or transfer of assets, the provisions of this agreement shall be binding on and shall inure to the benefit of the parties and their respective legal representatives, successors, and assigns.  Employee acknowledges that this is an agreement for Employee’s personal services and agrees that Employee shall perform them individually and may not assign his rights nor transfer his obligations under this Agreement to any other party.

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8      Dispute Resolution - Mandatory Mediation and Arbitration as EXCLUSIVE Remedies.

A. The parties agree that all claims, disputes, or controversies arising out of or relating to this Agreement, negotiations related thereto, performance during the Term, and/or matters relating to the cessation of the relationship with Paxton shall be resolved and determined exclusively under the mandatory mediation and arbitration procedures described below.  By way of example only, such claims include claims under U.S. federal, state, and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Americans with Disabilities Act, the law and regulations regarding employment, the law of contract and the law of torts.

B.  Before filing for mandatory and binding arbitration with respect to any dispute, controversy, or claim arising out of or relating to this Agreement, the parties shall be obligated first to seek by good faith efforts to resolve such matter by mediation. As a condition precedent to filing for mandatory arbitration, a Notice of Claim shall be sent to the other party. The Notice of Claim shall specify the nature of the dispute, controversy, and claims and shall include the name of a proposed independent third party mediator or organization of mediators who shall be located in Reno, Nevada or other place designated in the notice or agreed to by the parties.  The party receiving the Notice of Claim shall within fifteen days thereafter either consent to mediate the matter in front of the mediator or organization of mediators so proposed or suggest an alternative mediator or organization of mediators likewise so located.  The parties shall undertake good faith efforts for a period of thirty days thereafter to appoint a mediator and submit the dispute, controversy, and claims to mediation.

C.  If the mediation attempt is not successful, either party thereafter shall be entitled to seek binding arbitration.  The parties by mutual consent may elect to have the mediator act as the neutral arbitrator to render mandatory and binding decision.  If either party objects to having the mediator act as the binding arbitrator, the dispute shall be referred to the American Arbitration Association (“AAA”) for appointment of a neutral arbitrator for a mandatory final and binding determination pursuant to the Commercial Rules (the “Rules”) of the AAA.  Such arbitration shall be administered by the AAA and shall be held in the place agreed upon by the parties or designated by AAA.  Binding arbitration shall be initiated by a written request for arbitration delivered by one party to the other party and to the AAA.  A neutral arbitrator will be selected in accordance with the Rules.  Pending the hearing, the parties shall be entitled to undertake discovery proceedings, including the taking of depositions.  Promptly following the closing of the hearing, a final decision will be made concerning the disputed matter, which decision and the basis therefor will be in writing and delivered to the parties.  The final decision of the arbitrator will be binding on the parties and enforceable in any court of law having jurisdiction thereof.  Pending final decision of the disputed matter, the parties will continue diligently to observe and perform the terms of this Agreement.  In such arbitration, (i) Paxton will bear the costs of arbitration, including the costs of the arbitrator and AAA fees; (ii) the prevailing party will be entitled to any statutory, contractual, or other recovery to which the party would be entitled in a court of law; and (iii) all matters regarding enforcement and interpretation hereof shall be governed by the laws of the State of Nevada without regard to its choice of law principles.

D. The parties acknowledge that a breach of certain provisions of this Agreement may result in irreparable harm to a party, the nature and extent of which may be difficult to measure in damages, and for which damages will not be an adequate remedy.  The parties therefore agree that, in addition to any other right or remedy which a party may have for a breach thereof, an arbitrator may order an injunction or other equitable relief and such order may be enforced by an appropriate court.

E.  On any action for the breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

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THE PARTIES HAVE READ AND UNDERSTAND THAT THIS SECTION SETS OUT MANDATORY MEDIATION AND ARBITRATION PROCEDURES TO RESOLVE ALL DISPUTES HEREUNDER.  BY SIGNING THIS AGREEMENT, EACH PARTY AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF, TO BINDING ARBITRATION AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL.

	/s/ SS	/s/ CV
SO ACKNOWLEDGED AND AGREED:	____________________	____________________
	Employee’s Initials	Initials of Paxton’s Agent

9.      Amendments.   This Agreement may be amended at any time, but any amendment must be in writing and signed by both parties.

10.    Counsel Input.  The parties acknowledge that each of them and their counsel have reviewed or have had an opportunity to review and revise this Agreement. Employee acknowledges that Employee had sufficient time to review, and has carefully reviewed and fully understands, all the provisions of this Agreement and is knowingly and voluntarily entering into this Agreement. The parties agree that the rule to the effect that any ambiguities shall be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.    No Waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

12.    Severability.  If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.  If any such court shall decline to enforce any provision of this Agreement, such provisions shall nevertheless be enforced to the greatest extent such court shall deem lawful.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth herein.

EMPLOYEE:	PAXTON:
Paxton, Inc.
a Nevada corporation
/s/ Stephen Spalding	/s/ Charles Volk
________________________________	By: _________________
Its: Chairman/CEO

ADDRESS AND EMAIL ADDRESS:

Employee:	Stephen Spalding	Paxton:	Paxton, Inc. Attention: President
	905 Ventura Way		P.O. Box 1148
	Mill Valley, CA 94941		Zephyr Cove, NV 89448-1148
		Delivery:	295 Highway 50, Suite 2
Stateline, NV 89449
jimb@paxenergyinc.com

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